ICONIC BRANDS

January 2020

Dear Iconic Brands Shareholders:

I want to take this opportunity to thank our investors and shareholders for their support in our company. It is important for us to communicate our progress and highlight our achievements as we continue hitting milestones and enter year 2020. There is solid opportunity in the market for our core products. Our expertise and the success we are experiencing with the Bellissima and Hooters brands will become more evident in upcoming quarters.

Figure 1

U.S. spirits volume consumption by segment (2012, 2017)



Millions of 9-liter cases
CAGR% (2012-17)
240
220
200
180
160
140
120
100
80
60
40
20
0
202
227
2.3
Super premium 6.9
High-end premium 6.6
Premium 1.8
Value (0.5)
2012
2017

Source: Distilled Spirits Council; Beverage Information Group; L.E.K. research and analysis

Recent market data shows that from 2012 to 2017, according to the Distilled Spirits Council, the super-premium spirits and high-end premium spirits segments grew 6%-7% per year by volume. Iconic is focused on developing a select portfolio of premium beverages to meet this fastest-growing segment of the distilled spirits industry by leveraging management's expertise in the beverage industry and the promotional efforts of our high-profile celebrities and corporate brands. We have established relationships with powerful distribution partners and successfully launched products on QVC as well as popular national and international food and beverage retailers. With this in mind, we see a growing demand for our products as we continue to establish broad new markets and grow our brand portfolio, including private-label opportunities. We want to share with you the many positive developments that support our conviction that Iconic Brands is well-positioned for success as we execute our strategy.

Recent Highlights and Upcoming Goals:

- We are leveraging the promotional efforts of high-profile celebrities and brands, such as the following.
    - Bellissima Prosecco – one of our top-selling brands through a major partnership with a major celebrity.
    - Chazz Palminteri – represents our BiVi 100% Sicilian Vodka product line.

- Hooters – buys our private-label premium line of spirits and sells them under the Hooters brand; a mandated item in all their corporate stores.
  - A new celebrity brand – launches in Q2 2020; we expect it will be announced in the near future.
- We continue to establish broad new markets for our products and to grow our existing product portfolio.
- We see many upcoming opportunities for private-label branding.
- We expect revenue growth to accelerate in 2020 and beyond.
- We believe we are well-positioned in the M&A market, as there are several examples of successful celebrity alcohol beverage brands that have been acquired at significant premiums.
- We have captured an early-mover position in the high-growth organic and vegan niches, with the Bellissima line of Prosecco and Sparkling Wines, all of which are vegan and made with organic grapes.
- We believe that M&A can be an important path to enhance our growth prospects.

Brand Distribution Expansion

We have laid the groundwork for strong growth from our primary products – Bellissima Prosecco, BiVi Sicilian Vodka, and Hooters Private Label – by building the infrastructure and forging relationships on both the distribution and marketing sides. For instance, since we first made Bellissima Prosecco available in California in 2017, we have continued to expand the distribution of this product line. We added the Earth Fare Markets retail chain, one of the largest natural and organic food retailers in the country, with 40 locations in 11 states. We also made Bellissima Prosecco available to Erewhon Market, which is one of California's premier natural food markets. In the spirit of continuing retail chain expansion, we proudly welcomed the Wegmans chain to our Bellissima retail distribution platform. Wegmans is a top-flight supermarket chain in a number of eastern U.S. states.

At this point, Bellissima Prosecco is available in many U.S. states, as well as through online direct-to-consumer options, and the company is continuously developing new brand expansion opportunities, with national and regional chains, as well as foreign distribution opportunities.

BiVi Sicilian Vodka by Chazz Palminteri

In addition to Bellissima Prosecco, we also developed and own BiVi 100% Sicilian Vodka. We promote and support it through targeted and national marketing efforts and working with our celebrity partner, Chazz Palminteri. Chazz is a well-known American actor, screenwriter, producer and playwright who was nominated for an academy award for his role in the 1993 film *Bullets Over Broadway*.

ICONIC
BRANDS

Importantly, vodka is an alcohol beverage category that continues to see strong growth. The category saw volume sales grow 2.2% in 2017, according to the Distilled Spirits Council, and revenues grew 3% to $6.2 billion in 2017. We plan on driving targeted market focus on BiVi in 2020.


100%
SICILIAN
JUST LIKE
CHAZZ
BIVI

Global alcohol beverage market: $1,228 billion in sales in 2018 and forecast to reach $1,452 billion by 2024

Robust Financial and Revenue Outlook

With our focus on procuring and developing unique lifestyle brands and products from around the globe and capitalizing on our ability to leverage high-profile celebrity promotional support, we are optimistic about the outlook for Iconic Brands.

Although we are already seeing strong growth – for instance, we generated sales of $534,826 for the nine months ended September 30, 2019, compared with $422,409 for the comparable 2018 period (up 26.6%) – it is still early in our roll-out of products and relationships. We project revenue growth to accelerate in 2020 and beyond, as demand for our products continues to build. Moreover, we also believe we are positioned well in the M&A market, as there are several examples of successful celebrity-partnered alcohol brands that have been acquired at significant premiums. For instance:

- Sales of CÎROC saw impressive growth after the brand entered into a joint venture with Sean Combs in 2007. Within five years, the brand – which had been struggling – saw sales increase from 50K cases in 2007 to 2.1 million by 2012.
- In 2017, George Clooney sold his tequila company, Casamigos, for an estimated $1 billion total to Diageo (NYSE: DEO). The brand was projected to generate roughly $55 million in sales for 2017. The power of the brand was a driving force in the premium acquisition price.

After restructuring our balance sheet in 2017 and eliminating over $1 million in debt, we now have significantly greater financial flexibility to continue to pursue our goals. We decided earlier this year that

it was time to return to the financial markets, as there is so much on the horizon that we would like to accomplish.

The global alcohol beverage market provides a strong backdrop for our expected growth. It reached worldwide sales of $1,228 billion in 2018, according to market research firm IMARC Group, and is forecasted to be valued at $1,452 billion by 2024. This represents a CAGR of roughly 3%, driven primarily by rising alcohol consumption among young professionals, combined with the trend toward a growing number of corporate-sponsored events. Moreover, urbanization and rising disposable incomes have led to increased demand for premium brands, such as Bellissima.

Leveraging the Promotional Support of Talented Celebrities

These trends, as well as growing interest in more natural lifestyles, also validate our focus on Bellissima as an all-natural offering. We are thrilled with our partnership with one of the most prominent celebrities. The Bellissima line of Prosecco and Sparkling Wines, all made with organic grapes and certified vegan and gluten free, was featured on QVC in December 2019. With 25 minutes of airtime, Bellissima Prosecco and Sparkling Wines sold nearly 30,000 bottles. Because of the incredible demand, QVC has invited our brand partner back on January 8, 2020, for another opportunity to showcase the Bellissima line of Prosecco and Sparkling Wines.

Extending Bellissima Brand to New Venues

We seek to make Bellissima widely available in the U.S. and around the world. Internationally, Bellissima is available in Finland and Norway, and availability in the U.K. is coming soon. We recently launched our Bellissima Zero Sugar products on Celebrity Cruise Lines as not only an enhancement to its new "Healthy Eating" option but also as part of its Onboard Alcohol Beverage Package.

We are going to continue to promote and sell Bellissima through a number of distribution channels, both on traditional and nontraditional platforms. We have also launched direct-to-consumer (DTC) online sales of Bellissima, partnering with Splash Wines and Vingo. All someone has to do is go on www.bellissimaprosecco.com to order. This DTC platform now provides access to Bellissima to consumers in the 40-plus states that permit DTC wine sales. The DTC option continues to increase in volume by enabling Bellissima delivery straight to people's doors at in-store prices.

We have also made Bellissima available on the menu at all Buca Di Beppo restaurant locations. As the chain continues to grow, we expect to grow with it. Specifically, the first Buca di Beppo restaurant opened in 1993 in Minneapolis, and the chain has subsequently expanded to more than 100 locations worldwide. We also believe we can replicate this partnership template with additional restaurants and venues in various markets.

ICONIC BRANDS

Organic and Vegan Key Growth Niches

Bellissima is our all-natural and vegan Prosecco. Prosecco is an Italian wine produced in Northeastern Italy and is named after the village of Prosecco. All of our products are made with organic grapes and are certified vegan and gluten free. The “DOC” on Prosecco is part of the Italian system of labeling and legally protecting Italian wine and means designation of controlled origin.


Bellissima

We believe the offering of a zero sugar, certified vegan and gluten free product opened a whole new customer base for our company. This is a niche that we expect to grow and one where we see ourselves as a major market participant, as we are **early movers** in the space. The organic wine category has experienced robust growth and has nearly doubled from 349 million bottles in 2012 to about 676 million in 2017, according to online magazine Beverage Daily.

Public awareness about health and the environment are encouraging more and more people to shift to organic and vegan choices. Growing awareness of the harmful effects of chemicals is also increasing among consumers, further contributing to boost purchases of organic food and beverages. U.S. organic food sales were roughly $47.9 billion in 2018, according to the Organic Trade Association, with non-food items comprising $4.6 billion of that amount. By comparison, organic foods and non-food products represented sales of $20.39 billion in 2008. Overall, the U.S. organic market sales grew 6.3% to a record $52.5 billion in 2018.

Hooters

We have also forged a relationship with the Hooters chain of casual restaurants. We make our products available on Hooters menus through a private-label affiliation, and this is a relationship that we are extremely enthusiastic about. Hooters began in 1983 in Florida, and now the Hooters brand is internationally recognized. In fact, Hooters boasts more than 420 locations in 29 countries. As Hooters continues to grow, we expect to grow with the group’s expansion. We are optimistic that we have international opportunities with Hooters as well.

We will conduct the Hooters brand roll-out in a series of phases. Phase 1, which is near completion, saw the onboarding of product into all Hooters corporate markets where permissible by state law. Phase 2 will be an expansion of the brand into all franchise restaurants where permissible by state law, along with the inclusion of additional sizes to the one-liter size launched in Phase 1. The Phase 2 period will also see an expansion into off-premise retail availability. This will provide an exciting way for the brand to drive consumers back to Hooters restaurants through a number of compelling marketing programs we will be

offering. We believe the potential is endless for this new way of doing business for Hooters, and we will be the catalyst for this channel.

Using the Hooters relationship as a template, we are also in final discussions with other restaurant chains to develop private-label premium wines for their dining establishments. We believe this could become an important revenue stream for the company over time. These new relationships will clearly establish the company for national account restaurant chains who are seeking private-label brand expertise.

M&A Can Enhance Our Accelerated Growth Strategy

We believe that another important path to grow our business will be through acquiring brands and companies that will propel Iconic Brands. Rest assured that we will be extremely disciplined in the pursuit of any M&A. We continue to pursue opportunistic ways to expand our footprint and increase our market share in the U.S. and global alcohol beverage market. We look forward to updating you again in the near future regarding our strategic growth and M&A strategy.

Best regards,

Richard J. DeCicco

Richard DeCicco
CEO
Iconic Brands Corporation

Forward-Looking Statements

This letter may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov.